Exhibit 10.4

PREFERRED SUPPLIER AGREEMENT

This Agreement is made effective as of this 13th day of December, 2005 (the “Effective Date”),

BETWEEN:

TESCO CORPORATION

an Alberta corporation,

having offices at 6204 – 6A Street SE, Calgary

in the Province of Alberta, Canada;

(hereinafter “Tesco”)

- and -

TURNKEY E&P INC.

an Alberta corporation,

having offices at 3100, 324 – 8th Avenue S.W., in the City of Calgary

in the Province of Alberta, Canada.

(hereinafter “Purchaser”)

WHEREAS:

Tesco is the owner of proprietary technology related to and including its patented process of drilling wells using casing (hereinafter Casing Drilling®), and is engaged in the business of providing its proprietary Casing Drilling equipment and associated services on both a sale and a rental basis to purchasers in the oil and gas industry worldwide.

Purchaser or its subsidiary is purchasing from Tesco several purpose built drilling rigs which are designed to use the Casing Drilling process, and wishes to have assurance that Tesco will supply its proprietary Casing Drilling related equipment and services to support such rigs.

Tesco and Purchaser (the “Parties”) desire to enter into a Preferred Supplier Agreement to govern their respective rights and obligations regarding the supply by Tesco of Casing Drilling related equipment and services to Purchaser on an ongoing basis, and related matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires:

“Affiliate” means any entity which controls, is controlled by, or is under common control with another entity. An entity is deemed to control another if it owns directly or indirectly at least fifty percent (50%) of (i) the shares entitled to vote at a general election of directors of such other entity, or (ii) the voting interest in such other entity if such entity does not have either shares or directors.

“Agreement” means this Preferred Supplier Agreement between the Parties.

“Casing Drilling Supply” means Casing Drilling services, rental of Casing Drilling downhole tools, and Casing Drilling downhole accessories or consumables.

“Effective Date” means the date specified on the first page of this Agreement.

“Equipment” means the equipment provided by Tesco which is set out in Schedule B to this Agreement, as specified in a Quotation.

“Market” means either the onshore or the offshore market of a given country, provided that Alaska will be considered a separate onshore market within the United States.

“North America” means Canada, the continental (or lower 48) United States of America, and Alaska, including the territorial waters of each of them.

“Partners” means those other contractors working on a site where a drilling rig owned by Purchaser is operating, provided that Purchaser has a financial interest in the drilling project to which the work relates.

“person” means any individual, corporation, partnership, joint venture, trust, unincorporated association, or any other judicial entity or a government, state or agency or political subdivision thereof.

“Quotation” means a detailed quotation for Equipment and/or Services issued by Tesco pursuant to this Agreement, setting out the specific equipment to be provided, services to be performed, location, rates, start and end dates, and other information.

“Rates” means the rates charged by Tesco for Equipment and Services, as described in a Quotation or in a schedule to this Agreement. In the event a pricing schedule is included in this Agreement, its terms shall prevail over any pricing terms contained in a Quotation.

“Request” means a written request by Purchaser, directed to Tesco, to supply the Equipment and/or Services specified in such Request.

“Rigs” means the purpose built drilling rigs for Casing Drilling named in Schedule A to this Agreement.

“Services” means the performance of services by Tesco personnel pursuant to the specifications set forth in a Quotation. The Services included within the scope of this Agreement are those which are set out in Schedule B to this Agreement.

“Term” means the five year period beginning on and including the Effective Date.

1.2 Headings and Divisions. The division of this Agreement into Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3 Derivatives, Number and Gender. Any derivative of any of the definitions set forth herein shall have the meaning appropriate to the derivation of such definition. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

1.4 References. References to any party include its successors and permitted assigns.

2.	REPRESENTATIONS

2.1 Tesco’s Representations. Tesco hereby represents and warrants as follows:

a. that it is a corporation duly organized, validly existing and in good standing under the laws of Alberta, and authorized to carry on business (either directly or through a subsidiary) in any jurisdiction where Equipment is sold or Services are provided under this Agreement;

b. that it has the requisite corporate power and authority to own, lease and operate its respective assets and properties and to carry on its respective businesses as now conducted, and to execute the Agreement and to consummate the transactions contemplated hereby; and,

c. that it is solvent, able to meet its obligations as they come due, and has made no general assignment for the benefit of creditors or filed, or had filed against it a petition of bankruptcy or for reorganization, nor is it pursuing any other remedy under any other law relating to the relief for debtors, nor has a receiver been appointed for its property or business.

2.2 Purchaser’s Representations. Purchaser hereby represents and warrants as follows:

a. that it is a corporation duly organized, validly existing and in good standing under the laws of Alberta, and authorized to carry on business (either directly or through a subsidiary) in any jurisdiction where Equipment and/or Services are purchased under this Agreement;

b. that it has the requisite corporate power and authority to own, lease and operate its respective assets and properties and to carry on its respective businesses as now conducted, and to execute the Agreement and to consummate the transactions contemplated hereby; and,

c. that it is solvent, able to meet its obligations as they come due, and has made no general assignment for the benefit of creditors or filed, or had filed against it a petition of bankruptcy or for reorganization, nor is it pursuing any other remedy under any other law relating to the relief for debtors, nor has a receiver been appointed for its property or business.

2.3 Representations Continuing. The representations contained in this section 2 are made as of the Effective Date and shall be deemed to continue to be made on an ongoing basis from the Effective Date until the termination of this Agreement.

3.	OBLIGATION OF TESCO TO SUPPLY

3.1. Supply. Tesco and/or one or more of its Affiliates will provide the Equipment and Services described in Schedule B to this Agreement, to Purchaser during the Term, for use on the Rigs or on any other drilling rig owned, leased or operated by Purchaser, subject to the exceptions set out in section 3.2 below.

3.2 Exceptions. The obligations of Tesco under section 3.1 of this Agreement do not apply when and to the extent that:

a.	Equipment and/or personnel requested by Purchaser are unavailable due to lack of supply or other commitments entered into by Tesco prior to the date of any given Request;

b.	with regard to supply of Equipment and Services to a given Rig, when Purchaser ceases to be the owner, lessor or operator of that Rig;

c.	the supply of Equipment or Services by Tesco to Purchaser is prohibited by applicable law;

d.	the supply of Equipment or Services by Tesco to Purchaser is prohibited by an agreement between Tesco or an Affiliate of Tesco and a third party which exists as of the Effective Date, and the existence of which has been notified in writing to Purchaser by Tesco prior to the Effective Date.

3.3 No Exclusivity. Tesco’s obligation to supply to Purchaser is not exclusive, and Tesco may supply Equipment and/or Services to other parties at any time, whether or not such parties are in direct or indirect competition with the Purchaser or the Rigs.

4.	OBLIGATIONS OF PURCHASER

4.1. Payment. Purchaser will pay for Equipment purchased and Services rendered at the Rates specified in the applicable Quotation, subject to section 5 below. Place and time of payment, and payment terms, shall be specified in the Quotation.

4.2. Preferred Supplier. Tesco will be Purchaser’s preferred supplier of the Equipment and Services during the Term. Accordingly, Purchaser will procure Equipment and Services from Tesco before using other suppliers, subject to the exceptions set out in section 4.3 below.

4.3 Exceptions. The obligations of Purchaser under section 4.2 of this Agreement do not apply when and to the extent that:

a.	equipment and/or personnel requested by Purchaser are unavailable from Tesco due to lack of supply or other commitments entered into by Tesco prior to the date of any given Request;

b.	Purchaser and Tesco are unable to agree on rates or compensation for the Equipment and/or Services, following a good faith effort by Purchaser to reach such agreement;

c.	the operator for which Purchaser is obtaining the Equipment and/or Services objects to the use of the Equipment and/or Services of Tesco;

d.	the supply of Equipment and/or Services by Tesco to Purchaser is prohibited by applicable law;

e.	the supply of Equipment and/or Services by Tesco to Purchaser is prohibited by an agreement between Tesco or an Affiliate of Tesco and a third party which exists as of the Effective Date and has been notified in writing to Purchaser by Tesco prior to the Effective Date.

4.4 Intellectual Property Rights. In no event will Purchaser obtain or use Equipment or Services from a third party which are provided in violation of the intellectual property rights of Tesco, following notification by Tesco to Purchaser of such violation.

4.5 Minimum Revenue. During the eighteen (18) month period following the Effective Date, Purchaser or its Partners will procure a minimum of three million United States dollars (US$3,000,000) worth of Casing Drilling Supply from Tesco or its Affiliates, for use on rigs owned or leased by Purchaser. If, on the date which is 18 months after the Effective Date (the “Guarantee Date”), Tesco has not provided at least US$3,000,000 worth of Casing Drilling Supply to Purchaser or its Partners, then Tesco will have the right to invoice Purchaser for the difference between US$3,000,000 and the total value of all Casing Drilling Supply provided by Tesco or its Affiliates to Purchaser from the Effective Date until the Guarantee Date. Such invoice will be paid by Purchaser within 30 days following receipt. The value of such Casing Drilling Supply will be calculated at the rates specified in the Quotations applicable to the Equipment and Services actually provided.

5.	PRICING

5.1 Dayrate Basis. The Rates charged by Tesco for Services will be determined on a dayrate basis, unless otherwise agreed upon by the Parties for a particular Quotation.

5.2 Preferred Pricing. The Rate charged by Tesco for a given item of Equipment or a given Service in a particular Quotation will not exceed the Rate most recently charged by Tesco for the same Equipment or Service in the same Market on any job which is ongoing as of the date of such Quotation (hereinafter the “Reference Rate”), subject to the exceptions set out in section 5.3 below.

5.3 Exceptions. The limit on Rates charged by Tesco set out in section 5.2 above does not apply when and to the extent that:

a.	Tesco can reasonably justify charging a higher Rate due to increased costs faced by Tesco when compared to its cost of providing the same Equipment and/or Service when it charged the Reference Rate; or,

b.	Tesco can demonstrate that the Reference Rate was charged for Equipment and/or Services being provided by Tesco on a promotional basis.

5.4 Use of Price List. Where there is no Reference Price for a given item of Equipment or Service because such Equipment or Service has never before been provided in a given Market, Tesco will establish a list price for such Equipment or Service in the given Market, and the list price so established shall be the Reference Price until such time as the Equipment or Service is actually provided in the given Market.

6.	QUOTATION PROCEDURE

6.1 Request for Equipment and/or Services. Purchaser may, but shall not be required to, make a written Request using any format.

6.2 Quotation. Tesco will issue a written Quotation for all Equipment and/or Services to be provided to Purchaser. The Quotation will be binding on Tesco for the period of time set out therein, and will specify the Equipment and/or Services to be provided, the Rates, the place and time of delivery, and other matters customarily set out in Quotations. The Quotation will become binding on Purchaser upon its acceptance by Purchaser in writing or upon delivery of the Equipment or commencement of the Services, whichever is earlier.

6.3. Terms and Conditions. The Quotation will include terms and conditions addressing, among other matters, the allocation of operational risk between the Parties, warranties, and insurance. Such terms and conditions will become binding on the Parties upon acceptance of the Quotation by the Purchaser or upon delivery of the Equipment or commencement of the Services, whichever is earlier. In the event of any conflict between the terms of this Agreement and the terms and conditions attached to a Quotation, the terms and conditions of this Agreement will prevail.

7.	NO COMPETITION BY TESCO

7.1 During the Term, and provided that this Agreement has not been terminated in accordance with section 11 hereof, neither Tesco nor any of its Affiliates will act as a turnkey or footage drilling contractor, or drill wells on a turnkey basis, anywhere in North America. The phrase “act as a turnkey or footage drilling contractor” means to rent a drilling rig owned by Tesco or an Affiliate of Tesco to a customer on a turnkey or footage basis, with or without the provision of associated Equipment and Services. The phrase “drill wells on a turnkey basis” means to rent a drilling rig which is not owned by Tesco or an Affiliate of Tesco to a customer on a turnkey basis, with or without the provision of associated Equipment and Services. For greater certainty, nothing herein shall prevent Tesco or its Affiliates from renting or selling Equipment or providing Services to any third party, and nothing herein shall prevent Tesco or its Affiliates from renting drilling rigs to customers on a footage basis, provided such drilling rigs are not owned by Tesco or its Affiliates.

8.	INTELLECTUAL PROPERTY

8.1 Use of Trademarks. Purchaser acknowledges that the phrase “Casing Drilling” is a trademark of Tesco, and agrees to identify it as such in any and all written documentation in which the phrase is used by Purchaser, including (without limitation) advertising material, proposals and bids. Purchaser will identify all Tesco equipment and services described in any written material prepared by Purchaser as belonging to Tesco. Purchaser may use the Tesco logo in its written material with Tesco’s prior approval.

8.2 Improvements. Improvements to existing products or methods which arise in the course of providing Services or use of Equipment under this Agreement will belong to the Party which owns the product or method to which the improvement relates, regardless of which Party’s personnel suggested, developed or contributed to the improvement, and regardless of the extent of any such contribution by the non-owning Party. The foregoing shall apply even if the improvement is separately patentable as a new invention.

8.3 Inventions. Any new inventions which arise in the course of providing Services or using Equipment under this Agreement and which are not improvements to the existing products or methods of one Party or the other will belong to the Party whose personnel originated the new invention. If such new invention cannot be attributed exclusively to the personnel of one Party or the other, then it will be jointly owned by the Parties.

8.4 Joint Ownership. Each Party shall have an equal undivided interest in and to each jointly owned invention (hereinafter “Invention”), as well as in and to all patent applications and patents thereon in all countries, subject to the following:

a.	each Party shall be free to license, make, have made or use its undivided interest in Inventions provided that a Party engaged in any such activity shall first obtain the consent of the other Party hereto (the “non-using Party”), which consent may be withheld in any circumstance where such license, making, having made or use would, in the reasonable opinion of the non-using Party, result in substantial commercial disadvantage to the non-using Party, and, where consent is given, shall account to the non-using Party for income derived from such activities upon terms and conditions to be agreed between the Parties prior to the commencement of such activities, or so soon thereafter as is reasonably possible;

b.	neither Party shall sell its undivided interest in Inventions to a third party without first providing the other Party to such Invention with a reasonable opportunity to purchase such undivided interest upon terms and conditions no less favorable than those contained in a bona fide offer from a third party;

c.	each Party shall obtain the consent of the other Party prior to disclosing Inventions to a third party. The Parties acknowledge and agree that some, if not all, of the acts identified in subsections (a) and (b) above will inherently require the disclosure of Inventions to a third party, and each Party shall obtain the written consent of the other Party prior to making such disclosure which consent may be withheld in any circumstance where disclosure to such third party would, in the reasonable opinion of the non-disclosing Party, result in substantial commercial disadvantage to the non-disclosing Party; and

d.	the Parties shall mutually elect when patent applications shall be filed for Inventions. If either Party (“Forfeiting Party”) shall elect not to join with the other Party in any patent application(s) for any such Invention, then at the earliest practicable time, the Forfeiting Party shall notify the other Party of its decision. In so doing, the Forfeiting Party shall also forfeit to the Party which actually files such patent application(s) (“Filing Party”) its share of the title to the Joint Invention and any joint patent based thereon. The Forfeiting Party shall also furnish the Filing Party all documents or other assistance that may be necessary for the filing and prosecution of each patent application based on an Invention. The expense of preparing, filing and prosecuting each patent application based on an Invention, and for the issuance and maintenance of the respective joint patents, shall be borne equally by the Parties, except that a Forfeiting Party shall only equally bear such maintenance expense of the joint patents to which it has not forfeited title. Subject to any prior distribution of patent rights to any third parties by the Filing Party, the Forfeiting Party shall be entitled to license the Invention from the Filing Party in consideration for royalties to be mutually agreed upon.

9.	CONFIDENTIALITY

9.1. Confidential Information. “Confidential Information” means any information disclosed (whether before or after the date of this Agreement and whether in writing, verbally or by any other means and whether directly or indirectly) by one Party or by another person on behalf of that Party to the other Party relating to the transactions contemplated in this Agreement, including, without limitation, any information relating to products, operations, processes, plans or intentions, product information, pricing, Know-How, design rights, Trade Secrets, market opportunities, business affairs, and Proprietary Information. “Proprietary Information” shall mean, and shall include but not be limited to each of the Party’s (including such Party’s affiliates, contractors, agents, consultants, advisors and representatives), respective past and present research, development, technical and business activities and prospects, ideas, concepts, development plans for new or improved products or processes, data, formulae, techniques, designs, sketches, photographs, plans, drawings, specifications, samples, test specimens, reports, client lists, price lists, findings, studies, and/or inventions. “Know how” shall mean and include technical or operational information, experience or trade secrets devised, developed or acquired by a Party and applied by such Party to manufacturing, assembly, sale or use of equipment, devises, processes or methods. “Trade secret(s)” shall mean and include information such as formula, pattern, compilation, program, method, technique or process, or information contained or embodied in a product, device or mechanism which (i) is or may be used in a business, (ii) is not generally known in that business, (iii) has economic value from not being generally known and (iv) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Notwithstanding the foregoing, Confidential Information does not include information that the receiving party (the “Receiving Party”) can establish:

a.	has become generally available to the public or commonly known in either Party’s business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party; or

b.	was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party.

9.2. Disclosure of Confidential Information. Notwithstanding anything to the contrary in this Agreement, disclosure of Confidential Information shall only be made to the extent the Parties may agree, there being no obligation on the part of either Party to disclose any Confidential Information to the other Party. Any Party which may, from time to time, disclose Confidential Information hereunder to the other Party may make such disclosure orally, in writing, or partly orally and in writing. Both Parties agree to keep all Confidential Information confidential and in particular shall:

a.	keep all documents and other material bearing or incorporating any Confidential Information separate from all other documents and materials and at their usual place of business;

b.	not copy the Confidential Information, in whole or in part, without the prior written consent of the other Party, and if any copies are made, keep a written record of all copies or reproduction of any Confidential Information specifying when and by whom they were taken and to whom they have been sent (if anyone). That record shall be available for inspection by each party upon giving the other not less than two business days notice in writing;

c.	exercise in relation to the Confidential Information no lesser security measures and degree of care than those which each applies to its own confidential information (and which each warrant, as providing adequate protection against any unauthorized disclosure, copying or use);

d.	not to use the Confidential Information for any purpose other than the implementation of this Agreement;

e.	not to disclose the Confidential Information to another person except that either may disclose the Confidential Information:

i. to its employees, professional advisors, or authorized representatives who are engaged in activities within the scope of this Agreement and who have agreed to be bound by confidentiality obligations at least as strict as those imposed by this Agreement; and

ii. if disclosure is required by law, by a court of competent jurisdiction or by another appropriate regulatory body provided that the Party required to disclose gives to the other Party not less than two business days notice in writing of that disclosure.

9.3. Return of Confidential Information. In the event that any of the Parties decide (with or without cause) to terminate this Agreement, each Party recipient of Confidential Information agrees to (a) immediately return to the other Party any and all of the Confidential Information, including all originals, work papers, analyses, summaries, copies, translation or any other form or derivative of said material; (b) not thereafter use such Confidential Information in its business or disclose such Confidential Information to others; and (c) cause all of the persons who are in possession of any of the Confidential Information, including all originals, work papers, analyses, copies, translation or any other form of said material, to also immediately return same to the other Party and to not thereafter use such Confidential Information for themselves or to disclose same to others. The obligations set forth in this Agreement shall include the recipient’s returning to the other Party, and not disclosing or using inconsistent with the terms of this Agreement, any information, documents (including all originals, work papers, analyses, summaries, copies, translation or any other form or derivative of said material) or other materials disclosed or forwarded to the recipient, or otherwise generated, by the other Party.

10.	COMPLIANCE

10.1 General. The Parties each agree to comply fully all laws applicable to the sale of the Equipment and/or the provision of the Services, including, without limitation, those laws of the United States that have extraterritorial application to the Parties and/or their operations.

10.2 Re-Export. Tesco’s Equipment and Services are supplied to the Purchaser at the destination indicated on the Quotation. The Purchaser warrants that any equipment, materials, components, chemicals, product or any other item supplied by Tesco to the Purchaser will not be trans-shipped or re-exported to any other country. Further, the Purchaser is aware that the sale or provision of certain goods to certain countries is restricted by the laws of the United States, Canada or of other countries whose laws may apply to either Tesco or the Purchaser, and that the Purchaser will not do any act or resell any item in violation of such laws.

10.3. Corrupt Payments. The Parties recognize that the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act of Canada, and similar legislation of other countries, prohibit the payment or giving of anything of value either directly or indirectly to an official of a foreign government for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with the foreign government, to assist a company in obtaining or retaining business for or with, or directing business to, any person. The Parties represent and covenant that they and their officers, directors and employees will not take any action which would constitute a violation of any such applicable law of any country.

11.	TERMINATION

11.1 End of Term. This Agreement will terminate automatically at the end of the Term, unless extended by the Parties in writing.

11.2 Material Breach. This Agreement may be terminated at any time by either Party on thirty (30) days notice, in the event of a material breach by the non-terminating Party of its representations or obligations under this Agreement. In that case, the terminating Party will provide the non-terminating Party with written notice of its intention to terminate the Agreement, and the non-terminating Party shall have the opportunity to correct its breach of the Agreement to the terminating Party’s reasonable satisfaction within the thirty (30) day notice period, in which case the notice of termination will become null and void and the Agreement will continue as before.

11.3 Immediate Termination. Notwithstanding section 11.2 of this Agreement, this Agreement may be terminated at any time by either Party immediately in any of the following events:

a.	the non-terminating Party becomes insolvent, makes a general assignment for the benefit of its creditors or files, or has filed against it a petition of bankruptcy or for reorganization or the equivalent, or a receiver is appointed for its property or business;

b.	the non-terminating Party breaches its obligations under section 10.2 or 10.3 of this Agreement.

11.4 Survival of Obligations. In the event of termination of this Agreement pursuant to section 11.1 or 11.2, the obligations of the Parties under any Quotation then currently in effect will continue, notwithstanding such termination, as if this Agreement were still in force. In addition, the obligations of the Parties under sections 9, 12 and 13.15 of this Agreement will survive such termination.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1. Governing Law. This Agreement and all matters relating to the meaning, validity, construction or enforceability thereof and the performance of services hereunder shall be governed and controlled by the substantive laws of the Province of Alberta, and the federal laws of Canada applicable therein, without giving effect to the conflicts of law principles thereof.

12.2. Negotiation. In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the matter, on written request of either party, shall be referred to the representatives of the parties designated under Article 13.2 of this Agreement for decision (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of parties shall be free to exercise the remedies available to it under Article 12.3.

12.3. Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated by this Agreement or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Article 12.2 (including the validity, interpretation or applicability of this Article 12) shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), any amendments thereto and the following:

the dispute shall be referred to arbitration for a final decision to be made by one arbitrator to be appointed by mutual agreement between the parties;

should there be a failure to appoint an arbitrator as provided above within thirty (30) days following receipt by one party of the other party’s notice of arbitration, such arbitrator shall be appointed by a justice of the Court of Queen’s Bench of Alberta;

the arbitrator shall have the power to obtain the assistance, advice or opinion of any expert as the arbitrator may think fit and shall have the discretion to act upon any assistance, advice or opinion so obtained;

the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference;

the costs of the arbitrator and any costs associated with the proceedings shall be borne equally by both Parties and each Party shall be responsible for any costs associated with its own legal and professional advisors, unless otherwise decided by the arbitrator;

the arbitration award shall be given in writing and shall be final, binding on the Parties, not subject to any appeal and shall deal with questions of cost of arbitration and all matters related thereto; and

judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

the arbitrator shall have sole discretion to determine, in accordance with any provisions of the Arbitration Act (Alberta) the process and manner pursuant to which the arbitration will proceed; and

the arbitration will be held in the City of Calgary in the Province of Alberta at a venue to be chosen by the arbitrator.

12.4. Notice of Arbitration. Written notice of arbitration must be given within one year after the notifying party has knowledge of accrual of the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

12.5. Recourse to Courts. Notwithstanding anything to the contrary provided in this Article 12 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

13.	MISCELLANEOUS

13.1 Notices. All notices, statements, service of process and other communications to be given under this Agreement by any Party to another Party shall be given to their addresses listed below in writing and delivered by registered mail, messenger service or any form of electronic transmission (including telex and facsimile transmission) provided that confirmation of delivery is received:

Turnkey E&P Inc.

c/o Burstall Winger LLP

3100, 324 - 8th Ave. S.W.

Calgary, Alberta T2P 2Z2

Attn: Roger MacLeod

Telephone: 403-234-3346

Fax: 403-266-6016

Tesco Corporation

6204 – 6A Street SE

Calgary, Alberta, Canada T2H 2B7

Attn: General Counsel

Telephone: (403) 233-0757

Fax: (403) 252-3362

The legal address at which any Party may receive a notice may be changed by delivery of written notice of a new address to the other Parties.

13.2. Appointment of Representatives. Each of the Parties hereto shall appoint a representative who shall have authority to bind such Party in respect of matters arising out of this Agreement. Any decision made or commitment given by a duly appointed representative shall be binding upon the nominating Party. Any Party may at any time change its authorised representative by providing notice to the other Parties in accordance herewith.

13.3. Expenses. Each Party shall bear its own costs and expenses incurred in its performance of this Agreement, unless otherwise agreed upon by the Parties.

13.4 Force Majeure. Each party hereto shall be excused from the performance of its obligations hereunder from time to time and at any time, but only for so long as it is prevented from performance by act of God or public enemy, war, blockage, civil insurrection, the elements, fire, compliance with any law, rule, order or regulation which has not been declared by a court of competent jurisdiction to be invalid or any other cause beyond the reasonable control of such party whether similar or dissimilar (“Force Majeure”), provided that lack of funds or circumstances resulting from the lack of adequate planning which a party should have reasonably been expected to perform shall not be considered a Force Majeure.

13.5 Sole and Entire Agreement. This Agreement sets forth the entire understanding between the Parties relating to the subject matter contained herein and merges and supercedes all prior negotiations, agreements, letters of intent, protocols, and discussions between them.

13.6 Amendments. This Agreement may not be amended except by an agreement in writing between the parties hereto.

13.7 Severability. In the event that any provision of this Agreement is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction, nor shall it invalidate or render unenforceable the other provisions hereof.

13.8 No Waiver of Rights. No failure or delay on the part of any Party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power.

13.9 Further Assurances. Subject to the limitations otherwise provided herein, the parties shall from time to time do and perform such other and further acts and execute and deliver any and all further agreements and instruments as may be required by law or reasonably requested by the other party hereto to carry out and effect the intent and purposes of this Agreement.

13.10 Receipt of Agreement. The Purchaser hereby acknowledges receipt of an executed copy of this Agreement.

13.11 Counterparts and Execution. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. This Agreement may be executed and delivered by facsimile in accordance herewith, which when so executed and delivered shall constitute a binding agreement.

13.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Purchaser, Tesco and their respective successors and permitted assigns. Tesco may assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Purchaser. Purchaser may not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of Tesco, unless such assignment is to its wholly owned subsidiary, Turnkey E&P Corporation.

13.13 Parties Not a Partnership or Legal Entity. The Parties shall constitute a contractual commitment of the Parties and shall not be deemed a partnership, limited partnership, limited liability company, joint stock company or other legal entity for any purpose or to appoint one Party to act as the general agent of another Party. Each Party specifically disclaims liability to any third Party for the actions or failures of the other Party, whether or not such actions or failures are in accordance with this Agreement.

13.14. No Agency. Nothing in this Agreement shall create an agency arrangement between the Parties and no Party shall enter into or have authority to enter into any agreement or engagement, or make any representation or warranty on behalf of, or pledge the credit of, or otherwise bind or oblige the other Party hereto, without the prior written consent or agreement of such Party.

13.15 No Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM AND AGAINST, ANY CONSEQUENTIAL DAMAGES OR LOSSES (WHETHER FORESEEABLE OR NOT AT THE DATE OF THIS AGREEMENT) ARISING OUT OF, OR RELATED TO, THE PERFORMANCE OF OR SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE CAUSE, INCLUDING, WITHOUT LIMITATION, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF WARRANTY, BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF EITHER PARTY, ITS EMPLOYEES, AGENTS OR CONSULTANTS, OR ANY OTHER PERSON, PARTY OR ENTITY. AS USED HEREIN, “CONSEQUENTIAL DAMAGES OR LOSSES” SHALL MEAN ANY AND ALL SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR PROFITS, LOSS OF CONTRACTS, OR LOSS OF BUSINESS OR BUSINESS INTERRUPTIONS, LOSS OF PRODUCTION, LOSS OF VALUE OR DECREASE IN EARNINGS FROM ANY GOODS OR PROPERTY INCLUDING RESERVES, LOSS OF USE, EXPENSES FOR LOST RIG OR PIPELINE TIME, LOSS OF FINANCIAL ADVANTAGE, OR DOWNTIME.

IN WITNESS WHEREOF each Party has executed this Agreement as of the day and year first above written.

TURNKEY E&P INC.

By:	/s/ Dale W. Bossert
Name:	Dale W. Bossert
Title:	President and CEO

TESCO CORPORATION

By:	/s/ Julio Quintana
Name:	J. M. Quintana
Title:	President and CEO

Schedule A

Drilling Rigs

Four drilling rigs described as follows:

1.	Tesco CDR1

2.	Tesco Casing Drilling Rig Alpha

3.	Tesco Casing Drilling Rig Beta

4.	Tesco Casing Drilling Rig Gamma

Schedule B

Equipment and Services Included

The following Equipment and Services are included within the scope of this Agreement:

•	Rental or sale of Tesco top drive systems;

•	Rental or sale of Tesco’s proprietary Casing Running System;

•	Rental or sale of downhole tools and/or accessories;

•	Casing Drilling services;

•	Casing running services.